Sims Group — Metal Management Operating Results — Quarter Ended
30 September 2007, November 7, 2007
Start of Transcript

Facilitator:	Good afternoon ladies and gentlemen and welcome to the Metal Management Incorporated conference call to discuss operating results for its second fiscal quarter ended September the 30th 2007.
On the call today Jeremy Sutcliffe, Group Chief Executive Officer of Sims Group Limited, Daniel Dienst, Chairman, President and Chief Executive Officer of Metal Management and Robert Larry, Chief Financial Officer of Metal Management.
Please be advised that this conference is being recorded today, Wednesday the 7th of November 2007. At this time all participants are in a listen only mode. There will be a presentation followed by a question and answer session at which time if you wish to ask a question please press star one on your telephone keypad.
Before we begin, let me remind you that we may discuss on this call forward looking statements concerning operating performance and future developments in the company’s business or industry or in the economy generally and actual results might differ materially from those projected in the forward looking statements.
Factors that could cause results to differ materially from those in the forward-looking statements are described in the risk factor section of the company’s annual report on Form 10-K for fiscal 2007 and in the forward-looking statements language included in the SEC filings for Metal Management Incorporated including its quarterly report filed on Form 10-Q and as summarised in the earnings release issued on November the 6th 2007.
The company’s earnings release reporting its second quarter fiscal 2008 results was also filed with the SEC on November the 6th 2007 and this document and the company’s other SEC filings are available on its website at www.mtlm.com.
I would now like to turn this call over to Mr Sutcliffe who will in turn hand the call over to Mr Dienst. Please go ahead Mr Sutcliffe.

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September 2007 , November 7, 2007

J Sutcliffe:	Good afternoon everybody. This is obviously not my show but before I hand you over to Dan Dienst and Rob Larry I just want to make a couple of comments. Firstly to thank Dan and Rob for their late night joining in the call and secondly just to confirm that at Sims we’re very conscious of the importance of Metal Management’s earnings to all our shareholders leading up to the merger.
And as a result of that we thought it was relevant and appropriate for you to have the opportunity, at least in Australian time zones, to talk to Dan and Rob about the results.
So with no further ado I’ll hand over to Dan and he’ll make a short presentation before the Q&A session.
D Dienst:	Thank you Jeremy and good afternoon to everybody who is joining us on the call this evening or this afternoon as it may be. Thank you for joining us. We do very much appreciate it.
For those of you who may have not followed Metal Management in the past, the usual format that we have taken is I make a couple of quick remarks then Rob Larry our Chief Financial Officer will give an overview of our financial performance. Very briefly the 2,000 men and women of Metal Management did us proud in our second fiscal quarter delivering fairly solid results in the face of adversity in several areas. As you may have seen from our press release and the 10-Q filed in the second quarter for the period ended September 30th, we’ve delivered record consolidated net sales of US$715 million which is an increase of about 22 per cent over the same period last year. It is our 24th consecutive quarter of pre tax income, of positive pre tax income six years equivalent now. The second fiscal quarter did bring with it some challenges that were somewhat different from what we’ve been seeing over the past few years and I’ll speak to a couple of those that hit the high notes or the low notes as the case may be. Where in quarters past we have spoken about the volatility of the ferrous market and we embrace volatility because of our discipline and it’s not volatility in the classic trading book sense but that volatility

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does give us the ability, particularly in the ferrous markets, to reset margins.
In this past quarter we saw in the North American markets relative consistency on the ferrous side in terms of both pricing and liquidity. Our ferrous business, as you may have heard Jeremy speak to a few days ago and some of our other peers, we did see challenges such as markedly tighter ferrous spreads which are driven to a large degree by higher freight rates. Very strong competition for unprocessed ferrous scrap was the hallmark of the quarter unfortunately. But nonetheless we did quickly and efficiently respond by leveraging our strengths in transportation and our geography and delivered record shipments of nearly 1.6 million ferrous tonnes including, an impressive 619,000 tonnes of export scrap from North America. Some of these exports were a spill over from our first quarter but nonetheless for a very North American-focused business with a fair amount of our assets in the interior part of the country it does demonstrate the global reach of Metal Management’s business.
We did broker significant tonnes, about 160,000 tonnes in the quarter. Diversity of product lines for those of you who may be familiar with us and for those of you who are not, we have historically spoken to the diversity in our business in terms of product line. That we have great diversity not only in geography but diversity in product line is one of the hallmarks of our model and over the past few quarters all cylinders have fired well. We did turn in a strong performance on the non-ferrous side this quarter but did experience weaker stainless steel demand, lower pricing and what we believe a temporary lull in our aerospace metals business.
Non-ferrous business was liquid. We embrace liquidity; we like to turn our inventories as quickly as market conditions allow and we were indeed liquid but we did have some challenges in the stainless and nickel-derived metals.

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30 September 2007, November 7, 2007

We also experienced, as many importers into China did, some interruption in Q2 with respect to the imports of non-ferrous metals into Southern China as a result of a government examination of tax records of consumers over there. Not our problem but they did complicate imports into that region.
Nonetheless, through a lot of hard work in the Metal Management yards and we recorded non-ferrous shipments of 126 million pounds which brings our total ferrous and non-ferrous unit shipments to nearly 1.8 million tonnes, a definite record for Metal Management.
EBITDA you noticed from the press release for the second quarter was US$46.3 million and net income was US$17.8 million and there is some noise in there and Rob will take you through that in a moment.
Very proud of our record unit shipments, our record sales, obviously disappointed in the challenges we faced in putting up $46.3 million of EBITDA and 69 cents per share in earnings.
The team at Metal Management stayed true to their operational discipline and turned our inventories as quickly as market conditions allowed. We turned our ferrous inventories 12 times and our non-ferrous 10 times excluding stainless and alloy.
I’m sure everybody on the call this evening or this afternoon would like an update on our merger and I’ll spend a minute or two on that. Metal Management is looking at its future partner with Sims as approaching a new and very exciting future.
As we announced on September 24th our Board of Directors unanimously approved the definitive agreement under which Metal Management will combine with Sims Group Limited to create the world’s pre-eminent metal recycling company. Sims Metal Management, a company truly without peer in our space.
Simply put, the combination of Metal Management and Sims will create a global recycling leader. Together we’ll have an operating presence on four continents at 200 locations around the world and including 19 states here in the United States, which is the deepest scrap reservoir on the planet.

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We expect that our combined company will be the world’s largest publicly traded recycler annually processing and trading more than 15 million tonnes of scrap metal.
Sims Metal Management will have a well balanced sales profile, will meet the needs of scrap metal purchasers around the world and provide a broad range of products and outstanding customer service.
As many of you know, the deal is a stock for stock deal, and the pro forma company will have an impeccable balance sheet, strong liquidity and free capital characteristics to fuel our ambitious capital investments, growth and deployment of capital to enhance shareholder returns.
We’ve been working closely with Jeremy and all of his colleagues at Sims to ensure a seamless integration. The merger remains on track to close in the first calendar quarter of 2008, subject to Metal Management shareholder approval. As you may have seen, and as Jeremy noted in his call with investors, we announced on 30 October that we’d received early termination of the waiting period from the US Government, specifically the Federal Trade Commission, to proceed with the merger, an important hurdle to closing that is now behind us.
As we said on the announcement day announcing the merger, while there will inevitably be some changes ahead the principles of the combined the companies will remain the same. A commitment to hard work, integrity, safety and the environment will continue to guide us as it has guided Metal Management and has guided Sims. We’ve always believed that Metal Management has terrific employees, the best in the business, and now having had the opportunity to meet Jeremy and his team and the men and women at the Sims facilities all over the world, I am confident that together at Sims Metal Management we will have the best and the brightest in the business. Let me personally reiterate how excited we are as employees, managers and shareholders about the merger; how much personally I am looking forward to working with Sims management, their board,

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and what this means to Metal Management employees without whom this never would have been possible. That concludes my initial prepared remarks, if you will, and I’ll turn it over to Rob to go through some of the financial details of our second quarter results. Rob.
R Larry:	Thanks Dan, good afternoon everyone. I’d like to just give you a brief overview of some of the highlights from our second fiscal quarter just ended 30 September 2007. As Dan mentioned earlier we had record sales for the company; we had net sales generated at US$715 million in the quarter just ended, 22% greater than the sales that we posted a year ago this quarter, which was US$585 million. Unit shipments were up about 25%, all of the sales growth came from unit shipments growth in the business.
EBITDA in the second quarter was US$46.3 million, compared to EBITDA of about US$56 million a year ago this quarter. [For a reconciliation of EBITDA to net income, see Metal Management’s earnings release issued on November 6, 2007, which is available at www.mltm.com] Our net income was US$17.8 million in the quarter just ended, about 69 cents in diluted common share. It’s important to note that in those results this quarter just ended includes special charges relating to expenses incurred in connection with the Sims Group merger, and also some severance and other charges. The total of these extraordinary charges is about US$3.3 million pre-tax, about US$3 million after tax for the quarter, or 12 cents in special changes per diluted common share.
In our second quarter we were proud of our shipments; we shipped about 1.8 million tons of metal when we consider what we’ve processed and sold or brokered, including our ferrous yard shipments and our non-ferrous yard shipments. We also brokered about 160,000 tons of ferrous scrap. Prices were up a little bit year over year. Average ferrous prices realised were about US$314 per gross ton this quarter, versus US$277 per gross ton a year ago this quarter.

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Non-ferrous revenues in the quarter were about US$176 million, representing about 25% of our consolidated sales. Average realised non-ferrous prices were about US$1.40 a pound this year, this quarter, versus US$1.43 a pound in the year ago quarter.
Turns of ferrous inventories, about 12 times, were generally consistent with what we look for in turns there. Our non-ferrous turns were about 10 times excluding our stainless and alloy which turns a little slower.
In the second quarter our effective tax rate increased primarily due to non-deductible merger expenses and certain other deduction limitations. Consequently the effective tax rate in Q2 was about 42%, but the effective tax rate on a year to date basis after six months, is about 39.3%. We think the effective tax rate for the full fiscal year will be in line with — in the general range of where we were for six months, which is about 39 to 39.5%.
We’re continuing to invest in the plants to create advantage for the company. We’ve invested in the first six months of this year about US$31 million in the capex. A year ago after the first six month of fiscal 07, we invested about US$35 or US$36 million. So we’re generally in line with what we spent a year ago. We think the full year spending for fiscal 08 ending in March, capex will be in a range around US$60 million.
We’ve paid our twelfth consecutive dividend in the quarter, seven and a half cents per common share. We continue to maintain one of the strongest balance sheets in the industry. We concluded the second fiscal quarter with cash and cash equivalents of about US$14 million on our balance sheet. A total of that of about US$31.2 million which included the borrowings on our US$300 million revolving line of credit.
That after subtracting cash balances and the balance sheet at 30 September represented only about 3% of total capital, leaving us with a very strong capitalisation and financial position as we finished our second quarter.

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That concludes my review of the second quarter and I’ll turn it back to Dan for some closing comments this afternoon.
D Dienst:	Thanks Rob. It’s clear for Metal Management and for Sims as well that we’re at an exciting flexion point in our history. Years of hard work and commitment to our principles has positioned Metal Management to enter into this transformative combination that, as I said earlier, will create the largest scrap metal recycler with enormous opportunity for growth, both in the core recycling, but also the e-recycling business that Sims brings to us.
We cannot be more pleased about the merger or more excited about the road ahead. We’ve had conversations with many institutional investors here and abroad since the transaction was announced, and our excitement for the opportunity seems to be shared amongst the investment community, and we thank you for that.
We know we have a long journey ahead of us. However, with the values of both Metal Management and Sims share and the capabilities that each of us bring, I’m convinced that we can capitalise on all value creating opportunities and overcome any challenges that may come our way. Rob and I will now take some Q and A unless Jeremy has anything to add, but we’d be happy to go to Q and A and take some of your questions.
Question:	(Andrew Dale, Macquarie) Good day guys, thanks for making the time to talk with us today.
I just have a question; it’s been pretty evident across the whole North American industry that margins are under pressure and you sort of talked about the flat rates as well as sourcing costs. I mean we did discuss it to some extent when you were out here, but in what ways does the transaction with Sims help to alleviate some of those pressures? Without putting dollars on it, I mean is that a key driver to the success of the transaction?
D Dienst:	... certainly — can you hear me okay Andrew?
Question:	Yeah, you’re a little bit fuzzy.

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D Dienst:	Yeah, there’s some background noise; if somebody has a cell phone, maybe you want to mute it.
The margins, clearly the battle is upon us, it has been for a while. It’s very acute. You have seen it in all the public peers who participate in the North American market. We certainly expect these challenges not to abate quickly. We’re going to attack the problem at the root cause. We’re going to be very focused.
There’s really three big areas where we can focus. One is how we procure unprocessed scrap and separately, and then together, Sims and Metal Management will extremely aggressive in getting deeper into the reservoir. And we’ll spend a lot of time focused on that.
On the other side of our processing plant, clearly our global reach, our ability to market scrap and effectively procure transportation to sell that scrap is another obvious benefit. Cost in our business is something we look at every day. So between the buying and then the marketing, everything in between from SG&A to what we spend to run our business. We’ve been really towing the line. If you look, our unit growth and our operating costs per ton have really held the line on a unit basis. Now that’s not enough, but there certainly hasn’t been a fair amount of creep in terms of cost and expense in the business outside of material cost. So we’ve been fairly firm in holding the reins tight on our spending.
By putting these two companies together we’ve obviously come to the market with a discussion of US$35 million of synergies. Let’s be clear as to what those synergies are. When we talk about or speak to synergies in our business, we are speaking to things that we can put our hands on, things that we have control over; transportation, flow of material, loading of vessels, running equipment. All the things that we have a fair certainty of what we can control and influence directly. And that’s how we came up with the US$35 million synergy number.
However, it must be stated — I know it’s recognised that Sims and Metal Management are ferocious competitors today on the eastern

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seaboard of the United States. And also in the Arizona and western part of the United States.
On the eastern seaboard we compete for tonnage in terms of scale, if people view that as sort of a very parochial part of the world.
Understand that the scale of tonnage that we’re talking about in that market, the east coast of the United States, is equivalent to the entire ferrous market that Sims touches in Australia, and is nearly the same size as the UK market.
So the northeastern United States is a very densely populated scrap rich area, and we’re hopeful that by putting our two companies together, there will be commercial synergies as well, although we can’t identify them and are not willing to identify them. But it’s not in that US$35 million number, Andrew.
Question:	And Dan, what about — have you noticed the steel mills themselves getting any more aggressive in the sourcing of material? Or has that impacted or not?
D Dienst:	We haven’t seen — clearly there is a desire — on one level we’ve heard the mini mills in particular are the big consumers of scrap in North America, expressed desire over the past few years as they’ve realised that scrap is less like a waste product today, and as I’ve said in the past more like an adult commodity. And they’ve spoken to two points, one, the desire to control feed stock and have some control over the single biggest driver of their profitability and their margins, as well as investors themselves believing that over the long-term that the returns in the recycling business will eclipse the returns in the steel business. This is their thinking that they’ve stated publicly over time.
You’ve obviously seen Steel Dynamics, a very well regarded mini mill operator of five to six million tonnes, principally in the interior part of the United States, make a very bold and aggressive move, taking out probably the second largest scrap processor in North America, Omnisource, in an absolute drive to be vertically integrated.
That being said, to their credit they view that business as a profit centre, and not just a mere extension of the furnace. And they will

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make decisions in terms of how to position the scrap that they now own to maximise profitability. So SDI [Steel Dynamics] will continue to be an important consumer of Metal Management scrap, and indeed we did some business with them today as the month kicked off the trading.
So yes, it’s a long winded yes, but we see them coming into the business, and we expect that trend to continue.
Question:	(Michael [Subritsky], Credit Suisse) Three little questions. First of all, the milestones and dates for completion of the merger. Is there a date yet for the Metal Management shareholder approval, and what other milestones should we be looking at, that are key triggers that will make you a little bit more comfortable about getting a deal done?
D Dienst:	Okay. So you want to take these questions as you give them to us. Okay, yes, shareholder vote will go when we have a document upon which Metal Management shareholders can make an informed decision about the transaction. As you know we came to see Sims shareholders in Australia and the UK, came back and spent a lot of time with a couple of our large shareholders here in the US. Very favourably received, but how they vote will be how they vote. But I’m very encouraged and we’re very encouraged about the feedback. We’ve gotten buy-in from the long-term believers in the thesis that we espoused. We’re putting together this document, we hope within the next two weeks to have this document firm. But we’ve made some judgement calls, Michael, whereby as opposed to doing — not to get too technical — but as opposed to doing a reconciliation of Australian accounting to US accounting, Jeremy and his team are undertaking the rigorous effort to convert all of their earnings over the past few years to US GAAP. And that will save us any protracted — hopefully protracted interaction with the SEC in terms of the adequacy and clarity of the document.
One of the hallmarks obviously that you guys know about Sims, but certainly Metal Management as well is transparency and clarity in the

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documents we produce for investors. And this document will be no different. So a few weeks away from getting that document tidied up. Once we get through the SEC and get some comments back, we’ll be out as quickly as we can scheduling a shareholder vote. But we’re very encouraged by the feedback we’ve gotten to date.
Question:	Thank you. Look, the second question is on the non-ferrous shredder with recovery improvement. I think in this morning’s call you indicated that you’d put more capital in to try to improve that non-ferrous recovery. What amount there in terms of additional pounds per tonne, that you might be able to capture?
D Dienst:	Well, we’re spending a lot of time looking at it. I’m not going to give you a target in terms of pounds per tonne recovery. We’re looking at a bunch of different options, and the exciting thing about this transaction, Michael, is that there’s a lot of intellectual capital at Sims. We have a fair amount ourselves, and when we put these two groups together to really drive recoveries, which will really help us obviously restore some margins and profitability to historic levels.
You’re talking theoretically in excess of $100 million potentially, if we can get this right. So there’s a lot of money that’s there, and we’ve got to get it right and we’re going to get it right.
Question:	Thank you. Then finally on freight, I guess historically freight has been a pass through thing. It’s something that’s captured in the cost of scrap, but more recently if I understand it, it hasn’t been. What’s setting the price of scrap? Is it container freight that’s assumed in the price of scrap? Is it somewhere between container freight and more traditional deep sea freight? What’s the dollar amount per tonne do you think is accounted for in the current scrap price for freight?
D Dienst:	As you know, historically water finds it’s own level, so consumers will compete for those units globally, particularly if you believe that steel making metallics are on the shorter side of comfortable, at some point the consumers will, assuming demand is there, be forced to absorb more of the freight escalations than we’ve seen to date. We’re very obviously focused on it, but as I said on this morning’s call, we’re in

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this intermediate period of readjustment. We do have pressure from containers; we do have escalating freight rates, but not the magnitude of container business, certainly in North America, obviously very focused on the coasts. We see dribs and drabs in the interior part of the country. It’s been a very big driver of the West Coast markets in which Sims and the Sims Adams joint venture has participated, and seen that develop around them for the past year or two. The East Coast of the United States, we are now a very large, if not largest, shipper of ferrous scrap by container off the East Coast. These are here to stay; however, as you know, ships can’t be loaded with 100% containerised scrap for weight and drag and ballast — that’s not how it works. So there will be a limit on the amount of scrap that can leave North America by container.
You are seeing container rates creep up, and we believe over the continuum, we will see consumers absorb more of that freight cost. To put a dollar figure on it, we’ve seen freight rates double and triple over the past two or three years, particularly into the markets that are important today to Metal Management, but you’ve seen that really globally. If that freight rate does not moderate, as water finds its own level, consumers will pay more, or that scrap will stay domestic.
Question:	It must be an inconvenience for the customers as well. How do you provide the customers with incentive to take container loads of scrap rather than to take a deep-sea vessel?
D Dienst:	You would think that consistency in terms of loading, quality and the characteristics of the material as opposed to opening up every little container and getting a surprise, that would be a factor. Indeed, I believe that will catch up at some point in time. But we’re not quite there yet. We agree with that assessment, Michael.
Question:	(Mark Greenwood, JP Morgan) Good day. Just a couple of questions — one on tonnage. The record tonnage level that was achieved this quarter, 1.6 million tonnes, you mentioned that some of that was a carry-over from the previous quarter. I’m just wondering how much of that was a carry-over, and whether you expect you will be able to

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repeat that sort of tonnage level or indeed grow it going forward, or whether — to what degree was that an inventory draw down?
D Dienst:	Okay, good question. I think we find ourselves on nearly every earning saying we had a spill-over from the prior quarter, so maybe at some point we just chalk it up to that’s how the business is. But I’d say between 90 and 100,000 tonnes, Rob, would you agree with that?
R Larry:	Yeah. That’s about the draw down of the inventory as well.
Question:	Okay, great. Secondly, on the capex numbers, you mentioned spending in the order of US$60 million a year. I am just wondering, what extent of that is sort of sustaining capital versus capital that’s spent to grow volumes? I know it might be a difficult question, but can you give us a sense of it?
D Dienst:	Yeah, it’s not a difficult question. There’s real depreciation in our business. We have equipment that chews itself up literally, so our depreciation number is running at about US$29, US$31 million a year, and our capex on a maintenance basis is probably just north of that. So, anything above that would be viewed as enhancing or expansionary. I don’t know if that answers your question, or helps. Call it US$30, US$35 million would be a good maintenance capex number for us on our current configuration with the recent acquisitions.
Question:	(Mike Harrowell, Merrill Lynch). Thank you. I’ve got three questions. One of them follows on from Mark Greenwood’s question. It’s just in relation to volume growth. How do you see the potential for US volume growth just from organic growth as opposed to acquiring more businesses? I guess it’s a question of the steel, the scrap, arising from the US market in total. A second question would just be on the differential in revenue growth between ferrous and non-ferrous, either measured this quarter versus the June quarter or this quarter versus the prior year quarter. It seemed that ferrous grew, whereas non-ferrous didn’t, and I just wonder how much of that was stainless, and what other factors might have been at work there? Just finally, the

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comment on debt: for what purpose do you have debt on the books, and what do you see the role of debt in a company such as yours?
D Dienst:	Okay, well I will take that, and Rob, you can jump in and supplement as appropriate. We’ve always viewed our business on an organic basis without expansion through acquisitions as a very modest single digit ferrous unit growth, and that’s just a very broad view of how we approach the market. Understanding that historically, really up until this quarter, we’ve been very reluctant to chase low margin scrap for the sake of the glory of pushing additional units through our system and really just spending shareholder capital. We don’t view that as our mission on this earth to take your capital or shareholder capital and spend it at low or little margin.
The complications we’ve had over the past quarter as you see in the numbers is you can only take that thesis so far and at some point in time you have to draw a line in the sand and fight back and maintain your market share. With the pressures we’ve had that’s really the tale if you will of particularly ferrous this past quarter.
Non-ferrous unit growth: we’ve been a little more aggressive in growing that business. We view it as a core competency with 600 million pounds a year for the stand alone or maybe more at this point. With a stand alone Metal Management business pre-merger it’s call it 10 per cent, 15 per cent by weight and 40 or 50 per cent by revenue dollars. Very important business for us. We did consciously not chase scrap. We did have some pounds not fall into this quarter by virtue of some of the shipping complications and a slight lack of liquidity in the stainless and alloy business.
So I wouldn’t view the 126 million pounds that we put up as a normal or healthy number for us. It’s a little bit light and hopefully you know but I’ll tell you now that that number — when we talk about 126 million pounds in the quarter of non-ferrous, that is not including the fluff throw off from the shredders. We characterise those as part of the core ferrous business and that’s how we run our business and view the

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world. So that is a pure, plain non-ferrous business for us, those pounds.
R Larry:	The third question you asked in terms of what role does it have in our company? The principal reason that we have a US$300 million line of credit available to the company is to allow us to quickly fund acquisition opportunities when attractive opportunities present themselves.
In May and July of calendar ‘07 we closed two acquisitions; one in Detroit and one in Northern Indiana. We drew on the line to fund those acquisitions and in addition to acquisitions to fund the working capital changes in the company. We’ve been borrowing at significantly less than US$100 million for the past two years or so on the line.
The reason that we carry a US$300 million line available to us is that we are operating in a consolidating industry and we wanted to always be able to have access to a line of credit to provide us a competitive advantage to others in our industry when attractive opportunities present themselves to allow us to close quickly.
D Dienst:	By any theoretical or analytical view of our balance sheet we were clearly under leveraged. So from a cost of capital basis to use equity if you will as opposed to cheaper indebtedness capital for any mature business would probably not be the optimal balance sheet.
However we are in an evolutionary business. We’re in a business that has — we are a clear leader in North America; with Sims globally we’ll be clear leader globally and we like that flexibility that the balance sheet provides us right now. We would be comfortable with more indebtedness than we currently carry today but again there are a lot of opportunities we believe for our long term shareholders to deploy that capital effectively and grow this business.
Question:	(Emily Behncke, Deutsche Bank) Thank you. Just a couple of quick questions: I noticed that overnight some of the US steel companies have announced some price increases for hot rolled coil. I was just wondering whether or not you think that improves your ability to increase scrap prices and whether or not that will provide the sort of

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uplift you might need to bring your margins back to where they may have been. And just a second question: in relation to your turns you mentioned 12 — you’ve turned your stock 12 times in ferrous and 10 times in non-ferrous. I’m just wondering if can put that into perspective vis-à-vis the industry and also Sims.
And just one final question: I think a lot of people have been asking about container versus bulk transportation. I’m just wondering at the moment, not Metal Management or Sims specific, what the industry as a whole is shipping via container versus bulk, in your view.
D Dienst:	We will tag team this. As you noted the flat rolled mills in the US have announced after December business that sheet business for hot rolls will be up US$30 a tonne and cold rolled will be approaching US$40 a tonne.
We view that as a positive if their order books and demand from their end users and their customers warrant that price increase. We think that’s obviously a positive for our business as well. Whether they have the willingness to go ahead and put that all back into what they pay for scrap, stay tuned, we don’t know. But that would be very optimistic, but it’s clearly a positive.
If they see relative to the destocking that we’ve seen over the past six to eight months in the service centres and warehouses in the US, people are running with very lean historical inventories in a 2.3 months on hand or something in the warehouses. So this market, at almost every level of the supply chain, is very tightly calibrated. And any recovery, rebound, in demand in the industrial sector, the manufacturing economy in the US, this thing can get lit up pretty quickly.
Our turns, our ferrous turns are consistent with our goals. We’re anywhere between 11 and 13 turns a year for ferrous. The non-ferrous, for the reasons we articulated earlier, were slower than we like it. We generally like to be clearly north of 12 turns a year and approaching 13, 14, 15 turns a year on a GAAP basis for non-ferrous.

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So we’re still very liquid on most of the non-ferrous items, continue to see some lesser liquidity on stainless, but we’re seeing some relief there. And we’re hopeful for better turns on the non-ferrous items or the commodity class as a whole going forward.
We think that lines up. Again there’s a fair amount of discipline in the Sims business as well. Their turns are similar to ours. They are a return on capital, non-speculative in their DNA as well as ours. So when we speak about some of the hallmarks of identical culture in the two businesses, Metal Management and Sims, they have a very similar discipline. And I believe their turns line up very nicely with ours in terms of the commitment in an inherently volatile business.
Question:	The commodities, ferrous is currently not really — you’re not able to hedge it and both companies strive to cull and trim excess volatility by being disciplined turners of their inventory, and not speculating with shareholder capital. Is there another question in there? Container versus bulk shipping.
D Dienst:	Containers today probably, if you look at North America, could be a couple of million tons a year; maybe three, 3.5 million tons leaving. Nobody is perfect on this. Out of the 60, 65 million ton business, that’s the magnitude of container business.
Will we see creep in that business? You might see some additional growth or creep upwards in terms of the amount of material being loaded into containers. But we believe over the next couple of quarters you’ll see some moderation, certainly as container rates rise. We’re seeing that already. So to give you a magnitude that’s the kind of tonnage you’re talking about relative to the market place, if that helps.
Question:	(Andrew Gibson, Goldman Sachs JBWere) Hi guys, just a couple of quick questions. Just on transaction costs; can you give a bit of a feel as to what we can expect going forward. So it looks like you booked US$3 million after tax in this quarter; so just magnitude and timing if you can.

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D Dienst:	And then secondly, just a question, a broader question I guess. Just see in the press that Sims acquired the ER Coley over in UK. That’s the first acquisition you’ve made in South Wales for some time. Just wondering if there are more opportunities popping up and is this just a little bolt on type of business? Okay, well why don’t we let Rob speak to your transactions costs. I’ll give a quick impression on the UK deal, although it’s not again a Metal Management transaction; it’s a Sims transaction. If Jeremy is still on the phone he can certainly speak to that. But Rob, why don’t you talk about transaction costs if we can guide them at all.
R Larry:	Transaction costs will primarily now grow at the time of the closing with transaction costs associated with banking fees that will be triggered in the end by the closing of the deal. There will certainly continue to be some legal costs and some accounting costs along the way. When the transaction is done and put to bed behind us, we think the total transaction costs will probably be in the range of the middle management site, or somewhere around US$9 million or US$10 million.
D Dienst:	As a relief to the UK, as you hear us whine and complain about margins or desire to get deeper in the reservoir, this is not a solely North American phenomenon, it’s certainly around the world. And I believe that last deal helps the UK business with source, feedstock control and an approach to get deeper in the reservoir.
Jeremy, are you still on? All right, we’ll take that as a no, but that’s my understanding if it’s helpful at all.
Question:	(Andrew Johnston, Citi) Good evening gentlemen, a question arising from the conference call you held earlier today your time. You mentioned that we’re really at break point in this market, and I assume you’re referring to the whole issue surrounding freight and containers etc. Could I just understand what you mean by that break point, because to me that would mean that things are in such a bad state that profitability is starting to disappear and it’s at a point where things will reverse.

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And also in the context of your previous answer to the question about what percentage of scrap is being shipped by containers, which actually seems pretty small in the whole scheme of things. I’m just wondering if you could make a comment on both those two?
D Dienst:	Sure, be happy to. When I spoke to a break point, I’m a believer that economic animals as we see in all businesses and all industries, or for this purpose in the scrap business, that people can behave economically irrational for only so long. We are very disciplined, as I said earlier, in terms of our desire to avoid spinning shareholder capital at lower margins like our colleagues at Sims that we’re about as efficient in terms of operations, what we spent to process material, how we move it, what we can recover. And nobody is more efficient that ourselves and our colleagues at Sims. And when I speak to a break point there are a couple of factors.
The competition, what people are paying for unprocessed scrap; what their recovery may be; what the shipping rates are that we are really setting ourselves up potentially for a move whereby with some demand rekindled in the US and continued demand abroad that the next move may be higher. That’s what I meant to clarify when I say break point. Things are tough, still obviously very profitable as Sims is and we’re just hoping for more.
The second question was?
Question:	[Inaudible]
D Dienst:	You’re right. In the magnitude of the entire North American marketplace it seems like a meaningful percentage but not an overwhelming percentage certainly. But however, in the markets where you have trade that brings containers into the US, particularly in places like Southern California or any of the coastal large port markets, it is an absolute reality and a very daunting piece of the market. So you’re right, in the magnitude of the entire US scrap market it doesn’t seem like a large percentage, but if you’re living and breathing in Southern California it’s a big driver right now.

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September 2007 , November 7, 2007

Question:	Perhaps we’d be more specific if we look at total Southern Californian export tons and look at the amount of tons going out of containers out of Southern California — perhaps what your experience is, what sort of percentage would it be? Are we talking a couple of million tons out of 50, where do you see that?
D Dienst:	It depends how broadly you draw Southern California. Sims is in that market, we are not in that market today. We’re distant observers from our perches in Phoenix and Salt Lake City and places like that. You probably have a better handle on it, but it is obviously a much more meaningful percentage.
We’d like to thank everybody for joining us this afternoon; to all of the Australian investors and analysts who were on the call this afternoon, we very much appreciate the interest. And thanks to our colleagues at Sims for all the hard work to date and know that we’re going to push hard to get this thing closed up just as soon as possible. We’ll provide you with all updates as they become clear to us and available.
So thank you again and we sincerely appreciate the interest. Goodbye.
End of Transcript

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